Exhibit 99.1

ReachLocal Announces Strategic Actions to Improve Adjusted EBITDA and Enhance Liquidity

Raises Fourth Quarter Adjusted EBITDA Outlook and Provides Initial Outlook for 2016

WOODLAND HILLS, Calif., Dec. 18, 2015 -- ReachLocal, Inc. (RLOC), a leader in powering online marketing for local businesses, today raised its outlook for fourth quarter 2015 Adjusted EBITDA and announced a series of strategic actions to improve Adjusted EBITDA and its liquidity position in order to provide a foundation for future growth. The Company:

●	Entered into a new financing agreement with affiliates of VantagePoint Capital Partners and amended its existing agreement with Hercules Technology Growth Capital to provide additional liquidity.

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Estimates that operating expenses for 2015 will be approximately 25% lower than 2014 levels, and that additional already-implemented and planned efficiency programs will further reduce operating expenses in 2016 by at least 15% over 2015 levels.

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Revised terms with its key publishers to improve its ability to earn performance bonuses following up on winning top honors with Google's Innovator Award for its ReachEdge™ solution and winning Google's Quality Score Champion Award for North America and LATAM.

●	Exited direct sales in the UK market in line with its goal of eliminating unprofitable revenues.

“We have taken a number of proactive, strategic steps to reduce costs and improve our cash position and are pleased to raise our Adjusted EBITDA outlook for the fourth quarter and provide an initial view of our Adjusted EBITDA for next year,” said Sharon Rowlands, ReachLocal’s Chief Executive Officer. “One of our goals for 2015 was to progressively improve Adjusted EBITDA throughout the year, and today’s upward revision is evidence that we are moving in the right direction. Our revised outlook is driven primarily by more aggressive expense management and business optimization initiatives and incremental upside expected from recently revised publisher rebate agreements.”

Financing Agreements

ReachLocal has entered into a $10 million financing arrangement with affiliates of its largest shareholder, VantagePoint Capital Partners, for the immediate issuance of $5 million of Convertible Secured Subordinated Notes and the possibility of an additional $5 million of notes to be issued upon mutual agreement. The notes bear interest at a rate of 4 percent, mature in April 2018 and may be converted into ReachLocal common stock at a conversion price of $5 per share at the holder’s option.

“VantagePoint Capital Partners is pleased to provide this facility. Based on our analysis, the $5 million we are providing today, together with the company’s other resources, provides sufficient liquidity to fully support the company's 2016 operating plan,” said VantagePoint CEO Alan Salzman. “We have confidence that the ReachLocal management team has implemented the right strategic, cost-cutting, and operational steps so that the company can focus on enhancing Adjusted EBITDA and increasing shareholder value during 2016.”

In addition, Hercules Technology Growth Capital has agreed to reduce the amount of restricted cash required by the Hercules term loan from $17.5 million to $15.0 million. The amended loan agreement with Hercules also provides that the restricted cash will be reduced to $12.5 million as soon as May 2016 if ReachLocal achieves certain profitability targets as provided in the Hercules term loan.

ReachLocal anticipates ending 2015 with cash, cash equivalents and restricted cash of at least $30 million, including $15 million of restricted cash under the Hercules loan agreement.

Operating Expenses

As discussed on its quarterly earnings calls, throughout 2015 ReachLocal has implemented a number of actions designed to lower operating expenses and promote operating efficiencies. ReachLocal now estimates that these programs will result in an expected 25% decrease in 2015 operating expenses compared to 2014. Additional cost-focused activities already implemented should result in a further reduction of at least 15% in 2016 operating expenses below 2015 levels.

Publisher Agreements and Awards

ReachLocal has also agreed to revised terms with key publishers to give it the ability to optimize media costs through improved performance bonuses.

As previously announced, ReachLocal won Google's Innovator Award for its ReachEdge™ Solution awarded to the Premier SMB Partner delivering outstanding technology innovations in their digital advertising solutions. The Company also won Google's Quality Score Champion Award for North America and LATAM. This prestigious award recognizes the Premier SMB Partner with the highest average AdWords Quality Score during the judging period, indicating the superior quality of ReachSearch technology and ReachLocal’s service platform.

Exit from Direct Sales in the U.K. Market

ReachLocal has decided to exit from direct sales in the U.K. market, consistent with its previously stated strategy of focusing only on markets with the potential for positive, sustainable economics and contribution margin. For the nine months ended September 30, 2015, ReachLocal reported revenues of $20.2 million and an Adjusted EBITDA loss of $1.8 million attributable to operations in the UK. The impact of the transaction to exit the UK will have an immaterial impact on Adjusted EBITDA in the fourth quarter. A reconciliation table showing historical pro forma performance of excluding the UK for 2014 and the first three quarters of 2015 will be posted on ReachLocal’s investor relations site.

Business Outlook

The actions detailed above enable ReachLocal to:

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Raise its Adjusted EBITDA guidance for the fourth quarter of 2015 to the range of $2.4 million to $3.0 million, up from the prior range of $0.8 million to $1.4 million. The Company’s prior revenue outlook of $88 million to $92 million for the fourth quarter of 2015 is unchanged.

-	ReachLocal anticipates ending 2015 with cash, cash equivalents and restricted cash of at least $30 million, including $15 million of restricted cash under the Hercules loan agreement.

-	Provide an initial outlook for Adjusted EBITDA of $15 to $17 million for the full year 2016.

“Taken together, these strategic actions improve our financial position and substantially increase our liquidity as we work to return ReachLocal to growth.   We are comfortable that we have the liquidity to achieve our plans and have strong confidence in getting to cash flow positive in the second half of 2016. Our confidence in our business, leading edge technology and superior service is supported by our three recent awards from Google – Quality Score Champion in North America and Latin America and the Innovator Award for Canada. ReachLocal has made great strides in improving client experience and expanding our software solutions during 2015 and we expect to continue these trends in 2016,” concluded Rowlands.

About ReachLocal, Inc.

ReachLocal, Inc. (RLOC) helps local businesses grow and operate their business better with leading technology and expert service for our clients’ lead generation and conversion. ReachLocal is headquartered in Woodland Hills, Calif. and operates in four regions: Asia-Pacific, Europe, Latin America and North America.

For more information please visit ReachLocal at www.reachlocal.com, follow us at www.reachlocal.com/social or email info@reachlocal.com.

Use of Non-GAAP Measures

ReachLocal management evaluates and makes operating decisions using various financial and operational metrics. In addition to the Company's GAAP results, management also considers non-GAAP measures including Adjusted EBITDA. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. Adjusted EBITDA is defined as net income (loss) from continuing operations before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, the effects of accounting for business combinations (including any impairment of acquired intangibles and goodwill), restructuring charges, and other non-operating income or expense. Non-GAAP measures, while having utility, also have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect the Company’s cash expenditures for capital equipment or other contractual commitments;

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Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs;

●	Adjusted EBITDA does not consider the potentially dilutive impact of issuing equity-based compensation to the Company’s management and other employees;

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Adjusted EBITDA does not reflect the potentially significant interest expense or the cash requirements necessary to service interest or principal payments on indebtedness that the Company may incur in the future;

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Adjusted EBITDA does not reflect income and expense items that relate to the Company’s financing and investing activities, any of which could significantly affect the Company’s results of operations or be a significant use of cash;

●	Adjusted EBITDA does not reflect costs or expenses associated with accounting for business combinations; and

●	Adjusted EBITDA does not reflect certain tax payments that may represent a reduction in cash available to the Company.

Other companies, including companies in the same industry, calculate Adjusted EBITDA measures differently, which reduces their usefulness as a comparative measure.

Adjusted EBITDA is not intended to replace operating income (loss), net income (loss) and other measures of financial performance reported in accordance with GAAP. Rather, Adjusted EBITDA is a measure of operating performance that may be considered in addition to those measures. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

Caution Concerning Forward-Looking Statements

Statements in this press release regarding the Company’s outlook for future periods and the quotes from management constitute “forward-looking” statements within the meaning of the Securities Exchange Act of 1934. These statements reflect the Company’s current views about future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to materially differ from those expressed or implied by the forward-looking statements. Actual events or results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including: (i) the Company’s ability to increase productivity of its sales operations; (ii) the Company’s ability to obtain the cost savings contemplated by its cost reduction initiatives and maintain sufficient liquidity; (iii) the Company’s ability to purchase media and receive rebates from Google, Yahoo! and Microsoft under commercially reasonable terms; (iv) the Company’s ability to recruit, train and retain its salespeople; (v) the Company’s ability to attract and retain customers and compete with a wide range of competitors on both price and product offerings; (vi) the Company’s ability to satisfy the covenants under its various financing arrangements, some which have required amendments in the past; (vii) the Company’s ability to manage its international operations; (viii) the Company’s ability to successfully develop and offer new products and services in the highly competitive online advertising industry; (ix) the impact of worldwide economic conditions, including the resulting effect on advertising budgets; and (x) the Company’s ability to comply with government regulation affecting our business, including regulations or policies governing consumer privacy. More information about these factors and other potential factors that could affect the Company's business and financial results is contained in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Investor Relations: Alex Wellins The Blueshirt Group (415) 217-5861 alex@blueshirtgroup.com	Media Contact: Amber Seikaly Vice President Corporate Communications (214) 294-0242 amber.seikaly@reachlocal.com